UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                             SCHEDULE 13G

               Under the Securities Exchange Act of 1934


                          (Amendment No. 4)*


                            Banro Corporation
                             (Name of Issuer)

                              Common Shares
                      (Title of Class of Securities)

                                066800103
                              (CUSIP Number)

                            December 31, 2008
         (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



















CUSIP: 066800103                                               Page 1 of 10


 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     Capital Group International, Inc.


 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
     INSTRUCTIONS)                                                 (a)

                                                                    (b)
 3   SEC USE ONLY


 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     California

             5   SOLE VOTING POWER

                  6,453,150


             6   SHARED VOTING POWER
 NUMBER OF
   SHARES         NONE
BENEFICIALL
 Y OWNED BY
             7   SOLE DISPOSITIVE POWER
    EACH
 REPORTING        6,741,350
   PERSON
   WITH:
             8   SHARED DISPOSITIVE POWER

                  NONE

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,741,350          Beneficial ownership disclaimed pursuant to Rule
     13d-4


 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     12.6%

 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     HC







CUSIP: 066800103                                               Page 2 of 10

 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     Capital Guardian Trust Company


 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
     INSTRUCTIONS)                                                 (a)

                                                                    (b)
 3   SEC USE ONLY


 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     California

             5   SOLE VOTING POWER

                  3,067,200


             6   SHARED VOTING POWER
 NUMBER OF
   SHARES         NONE
BENEFICIALL
 Y OWNED BY
             7   SOLE DISPOSITIVE POWER
    EACH
 REPORTING        3,342,200
   PERSON
   WITH:
             8   SHARED DISPOSITIVE POWER

                  NONE

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,342,200          Beneficial ownership disclaimed pursuant to Rule
     13d-4


 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.3%

 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA  BK




CUSIP: 066800103                                               Page 3 of 10

 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     Capital International, Inc.


 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
     INSTRUCTIONS)                                                 (a)

                                                                    (b)
 3   SEC USE ONLY


 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     California

             5   SOLE VOTING POWER

                  3,368,550


             6   SHARED VOTING POWER
 NUMBER OF
   SHARES         NONE
BENEFICIALL
 Y OWNED BY
             7   SOLE DISPOSITIVE POWER
    EACH
 REPORTING        3,368,550
   PERSON
   WITH:
             8   SHARED DISPOSITIVE POWER

                  NONE

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,368,550          Beneficial ownership disclaimed pursuant to Rule
     13d-4


 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.4%

 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA







CUSIP: 066800103                                               Page 4 of 10

                  SECURITIES AND EXCHANGE COMMISSION
                         Washington, DC 20549

                             Schedule 13G
               Under the Securities Exchange Act of 1934


Amendment No. 4

Item 1(a)     Name of Issuer:
       Banro Corporation

Item 1(b)     Address of Issuer's Principal Executive Offices:
       1 First Canadian Place
       100 King Street West, Suite 7070
       Toronto, Ontario M5X 1E3, Canada

Item 2(a)     Name of Person(s) Filing:
       Capital Group International, Inc., Capital Guardian Trust
       Company and Capital International, Inc.

Item 2(b)     Address of Principal Business Office or, if none,
       Residence:
       11100 Santa Monica Blvd.
       Los Angeles, CA  90025

Item 2(c)     Citizenship:   N/A

Item 2(d)     Title of Class of Securities:
       Common Shares

Item 2(e)     CUSIP Number:
       066800103

Item 3 If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
       (b)     [X]     Bank as defined in section 3(a)(6) of the Act
            (15 U.S.C. 78c).
       (e)      [X]     An investment adviser in accordance with
            section 240.13d-1(b)(1)(ii)(E).
       (g)     [X]     A parent holding company or control person in
            accordance with section 240.13d-1(b)(1)(ii)(G).

Item 4     Ownership

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


       (a)    Amount beneficially owned:
       (b)    Percent of class:
       (c)    Number of shares as to which the person has:
       (i)    Sole power to vote or to direct the vote:
       (ii)   Shared power to vote or to direct the vote:
       (iii)  Sole power to dispose or to direct the disposition of:
       (iv)   Shared power to dispose or to direct the disposition of:

       See pages 2 to 4
CUSIP: 066800103                                               Page 5 of 10

       Capital Group International, Inc. ("CGII") is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the securities reported in this Schedule 13G. The investment management companies, which include a "bank" as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 (the "Act") and several investment advisers registered under Section 203 of the Investment Advisers Act of 1940, provide investment advisory and management services for their respective clients which include registered investment companies and institutional accounts. CGII does not have investment power or voting power over any of the securities reported herein. However, by virtue of Rule 13d-3 under the Act, CGII may be deemed to "beneficially own" 6,741,350 shares or 12.6% of the 52,482,938 shares of Common Shares believed to be outstanding.

       Capital Guardian Trust Company, a bank as defined in Section 3(a)(6) of the Act is deemed to be the beneficial owner of 3,342,200 shares or 6.3% of the 52,482,938 shares of Common Shares believed to be outstanding as a result of its serving as the investment manager of various institutional accounts.

       Capital International, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 is deemed to be the beneficial owner of 3,368,550 shares or 6.4% of the 52,482,938 shares of Common Shares believed to be outstanding as a result of acting as investment adviser to various investment companies and institutional accounts.

       Shares reported by Capital Group International, Inc., include 1,125,000 shares resulting from the assumed conversion of 1,125,000 Warrants expiring 09/17/2011.

Item 5 Ownership of Five Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6     Ownership of More than Five Percent on Behalf of Another
       Person: One or more clients of Capital Group International, Inc. have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Shares of Banro Corporation.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

       1. Capital Guardian Trust Company is a bank as defined in
          Section 3(a)(6) of the Act and an investment adviser registered under Section 203 of the Investment Adviser Act of 1940, and a wholly owned subsidiary of Capital Group
          International, Inc.

CUSIP: 066800103                                               Page 6 of 10

       2. Capital International Research and Management, Inc. dba
          Capital International, Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and is a wholly owned subsidiary of Capital Group International, Inc.

       3. Capital International Limited (CIL) does not fall within any of the categories described in Rule 13d-1(b)(ii)(A-F) but its holdings of any reported securities come within the five percent limitation as set forth in a December 15, 1986 no-action letter from the Staff of the Securities and Exchange Commission to The Capital Group Companies, Inc. CIL is a wholly owned subsidiary of Capital Group International, Inc.

Item 8     Identification and Classification of Members of the Group:
       N/A

Item 9     Notice of Dissolution of Group:  N/A

Item 10     Certification

       By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     Signature

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        Date:          January 9, 2009

        Signature:     ***Peter C. Kelly
        Name/Title:    Peter C. Kelly, Secretary
                       Capital Group International, Inc.

        Date:          January 9, 2009

        Signature:     *Peter C. Kelly
        Name/Title:    Peter C. Kelly, Senior Vice President and
                       Senior Counsel
                       Capital Guardian Trust Company






CUSIP: 066800103                                               Page 7 of 10

        Date:          January 9, 2009

        Signature:     *Peter C. Kelly
        Name/Title:    Peter C. Kelly, Senior Vice President,
                       Secretary and Senior Counsel
                       Capital International, Inc.



        ***By  /s/ Liliane Corzo
               Liliane Corzo
               Attorney-in-fact

          Signed pursuant to a Power of Attorney dated December 10, 2008 included as an Exhibit to Schedule 13G filed with the Securities and Exchange Commission by Capital Group
          International, Inc.








































CUSIP: 066800103                                               Page 8 of 10

                               AGREEMENT

                            Los Angeles, CA
                            January 9, 2009

  Capital Group International, Inc. ("CGII"), Capital Guardian Trust Company ("CGTC") and Capital International, Inc. ("CII") hereby agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934 (the "Act") in connection with their beneficial ownership of Common Shares issued by Banro Corporation.

  CGII, CGTC and CII state that they are each entitled to individually use Schedule 13G pursuant to Rule 13d-1(c) of the Act.

  CGII, CGTC and CII are each responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but are not responsible for the completeness or accuracy of the information concerning the others.



                 CAPITAL GROUP INTERNATIONAL, INC.

                 BY:              ***Peter C. Kelly
                                  Peter C. Kelly, Secretary
                                   Capital Group International,
                                   Inc.


                 CAPITAL GUARDIAN TRUST COMPANY

                 BY:              *Peter C. Kelly
                                  Peter C. Kelly, Senior Vice
                                   President and Senior Counsel
                                   Capital Guardian Trust Company


                 CAPITAL INTERNATIONAL, INC.

                 BY:              *Peter C. Kelly
                                  Peter C. Kelly, Senior Vice
                                   President, Secretary and Senior
                                   Counsel
                                   Capital International, Inc.


***B /s/ Liliane Corzo
y
     Liliane Corzo
     Attorney-in-fact

     Signed pursuant to a Power of Attorney dated December 10, 2008 included as an Exhibit to Schedule 13G filed with the Securities and Exchange Commission by Capital Group International, Inc.






CUSIP: 066800103                                               Page 9 of 10


                           POWER OF ATTORNEY

          The undersigned do hereby appoint Michael J. Downer, Kristine
M. Nishiyama and Liliane Corzo, and each of them, acting singly, with full power of substitution, as the true and lawful attorney of the undersigned, to sign on behalf of the undersigned in respect of the ownership of equity securities deemed held by the undersigned, Capital Guardian Trust Company, Capital Group International, Inc., Capital International, Inc., Capital International K.K., Capital International Limited, Capital International S.A., and Emerging Markets Growth Fund, Inc., and to be reported pursuant to Sections 13(d), 13(f) and 13(g) of the Securities Exchange Act of 1934, as amended, and to execute joint filing agreements with respect to such filings.

          IN WITNESS WHEREOF, this Power of Attorney has been executed as of the 10th day of December, 2008.




Capital Group International, Inc.     /s/ Peter C. Kelly

                                      Name:     Peter C. Kelly
/s/ Peter C. Kelly                    Title:     Vice President

Name:     Peter C. Kelly              Capital International K.K.
Title:     Secretary

                                      /s/ Thomas B. Quantrille

                                      Name:     Thomas B. Quantrille
Capital Guardian Trust Company        Title:     President


/s/ Peter C. Kelly

Name:     Peter C. Kelly              Capital International Limited
Title:     Senior Vice President
and Senior Counsel
                                      /s/ Nilly Sikorsky

                                      Name:     Nilly Sikorsky
                                      Title:     Vice Chairman
Capital International, Inc.


/s/ Peter C. Kelly
                                      Capital International S.A.
Name:     Peter C. Kelly
Title:     Senior Vice President,
Senior Counsel and Secretary          /s/ Nilly Sikorsky

                                      Name:     Nilly Sikorsky
                                      Title:     Chairman and Senior
                                      Vice President
Emerging Markets Growth Fund,
Inc.


CUSIP: 066800103                                              Page 10 of 10